UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

March 1, 2013 (February 28, 2013)

Rite Aid Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011

(Address of principal executive offices, including zip code)

(717) 761-2633

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Rite Aid Corporation’s (the “Company”) previously announced cash tender offers for any and all of its outstanding 9.750% Senior Secured Notes due 2016 (the “9.750% Notes”), 10.375% Senior Secured Notes due 2016 (the “10.375% Notes”) and 6.875% Senior Debentures due 2013 (the “6.875% Debentures” and together with the 9.750% Notes and the 10.375% Notes, the “Notes”) expired at midnight, Eastern Time, on February 28, 2013 (the “Expiration Date”).  As of the Expiration Date, approximately (i) $257.3 million aggregate principal amount of the 9.750% Notes had been validly tendered and not validly withdrawn (representing approximately 62.8% of the outstanding 9.750% Notes), (ii) $402.0 million aggregate principal amount of the 10.375% Notes had been validly tendered and not validly withdrawn (representing approximately 85.5% of the outstanding 10.375% Notes) and (iii) $119.1 million aggregate principal amount of the 6.875% Debentures had been validly tendered and not validly withdrawn (representing approximately 66.1% of the outstanding 6.875% Debentures). All of the 10.375% Notes that were validly tendered on or prior to the consent payment deadline, which was midnight, Eastern Time, on February 13, 2013 (the “Consent Payment Deadline”), were accepted for purchase on February 21, 2013.  An additional $180,000 aggregate principal amount of the 9.750% Notes and an additional $163,000 aggregate principal amount of the 6.875% Debentures had been validly tendered after the Consent Payment Deadline but on or prior to the Expiration Date and were accepted for purchase on March 1, 2013.  The remaining 9.750% Notes and 6.875% Debentures that had been validly tendered at or prior to the Consent Payment Deadline were accepted for purchase on February 21, 2013.

The 9.750% Notes and 10.375% Notes that remain outstanding following the tender offers have been called for redemption on March 25, 2013.  All of the remaining Notes of each series have been satisfied and discharged by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITE AID CORPORATION

Dated: March 1, 2013	By:	/s/ Marc A. Strassler
		Name:	Marc A. Strassler
		Title:	Executive Vice President,
General Counsel and Secretary